COLONIAL INTERMEDIATE TAX-EXEMPT FUND
                             FUND YIELD CALCULATION
                         (CALENDAR MONTH-END METHOD)
                         30-DAY BASE PERIOD ENDED 11/30/95


                                        a-       6
                        FUND YIELD = 2 ----- +1  -1
                                        c-d

                                                                ADJUSTED
                                                     YIELD       YIELD*
a = dividends and interest earned during          -----------    --------
    the month ...............................     $115,100        $115,100

b = expenses (exclusive of distribution fee)
    accrued during the month.................       14,013          29,580

c = average dividend shares outstanding
    during the month ........................    3,608,977       3,608,977

d = class A maximum offering price per share
    on the last day of the month ............        $8.11           $8.11


     CLASS A YIELD .........................          4.18%           3.53%
                                                     ========       ========
     Class A yield/(1-Load)
     ie: 4.18%/(1-.0325)=yield on NAV=  4.32%
     Less:  Distribution fee            (.65)
                                       ------
     CLASS B YIELD ..........................         3.67%           3.00%
                                                     ========       ========

    TAX-EQUIVALENT YIELD:  CLASS A............        6.92%
                                                     ========

                           CLASS B............        6.08%
                                                     ========
   *  Without voluntary expense limit.